Notice of Annual Meeting of Stockholders


To Our Stockholders:

   The annual meeting of the stockholders of The ARA Group, Inc., a Delaware corporation, will be held on the Sixteenth Floor of The ARA Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 8, 1994, at 3:00 p.m. Philadelphia time, for the following purposes:

   1. To elect directors for the ensuing year.

   2. To consider and act upon a proposal to amend and restate the Certificate of Incorporation to eliminate the requirement of a supermajority vote of directors for certain Board actions and to provide for certain other matters.

   3. To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on December 30, 1993 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by stockholders for any purpose germane to the meeting for a period of ten days prior to the meeting at the offices of ARA at The ARA Tower, 1101 Market Street, Philadelphia, Pennsylvania.

   Whether or not you expect to attend the meeting in person, please fill in, date and sign the enclosed proxy card and mail it in the enclosed return envelope provided for that purpose.


                                   Martin W. Spector
                                   Executive Vice President
                                   and Secretary

Dated:  January 11, 1994

                              PROXY STATEMENT

                     ANNUAL MEETING OF STOCKHOLDERS

Solicitation by Board of Directors

   This statement is furnished in connection with the solicitation by the Board of Directors of The ARA Group, Inc. (herein called "ARA" or the "Company") of proxies for use at the annual meeting of its stockholders to be held on February 8, 1994, and at any adjournment thereof. Stockholders who execute proxy cards may revoke them at any time before they are voted by delivering a later-dated proxy card or written notice of revocation to the Secretary of ARA, or by personally notifying the Secretary of ARA at the meeting.

   ARA's executive offices are located at The ARA Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). It is expected that proxy cards and proxy statements will be mailed to stockholders on or about January 11, 1994.

Shares Outstanding and Voting Rights

   In November 1993, the Board of Directors declared and the Company paid a four-for-one stock split of the Class A and Class B common stock effected in the form of a stock dividend.

   Only holders of shares of Common Stock Class A and Common Stock Class B of record at the close of business on December 30, 1993 are entitled to vote at the meeting. On that date, there were outstanding 2,089,182 shares of Common Stock Class A and 24,695,193 shares of Common Stock Class B (together, the "Common Stock"). Each holder of Common Stock entitled to vote will have the right to one vote for each such share standing in his, her or its name on the books of ARA. Holders of Series C Preferred Stock are not entitled to notice of, or to vote at, the meeting.

   All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly signed and dated proxy card, the shares will be voted as recommended by the Board of Directors. Where a stockholder, by marking a proxy card, withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate. The Company reserves the right to challenge any vote attempted to be made or withheld in violation of the voting requirements of Section 2 of the Amended and Restated Stockholders' Agreement dated as of April 7, 1988.

1. Election of Directors

   Twelve directors will be elected by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors:

               Joseph Neubauer          Lee F. Driscoll, Jr.
               Robert J. Callander      Mitchell S. Fromstein
               Alan K. Campbell         Edward G. Jordan
               Ronald R. Davenport      Thomas H. Kean
               Davre J. Davidson        Reynold C. MacDonald
               Philip L. Defliese       James E. Preston

   Management Investors (and their Permitted Transferees) as these terms are used in the Stockholders' Agreement, are required, pursuant to Section 2.01(d) thereof, to vote their shares in favor of the election of the nominees listed above.

   Management Investors (and their Permitted Transferees) held of record at the close of business on December 30, 1993 an aggregate of 60,110 shares of Common Stock Class A and 24,695,193 shares of Common Stock Class B entitled to vote at the meeting. This amount represents approximately 92% of the total number of votes entitled to be cast at the meeting. Accordingly, this will result in the election of the nominees listed above.

   If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxy cards will have the right to vote for a substitute in each case, or the Board of Directors will take appropriate action to reduce the number of directors.

2. Amendment and Restatement of the Certificate of Incorporation

   The Board of Directors has unanimously approved an amendment and restatement of the Company's Restated Certificate of Incorporation (the "Certificate") and directed that the proposed amendment and restatement (the "Amendment") be submitted to the stockholders for their approval. The Board believes that the Amendment significantly simplifies the Certificate. The following is a summary of the more significant changes provided by the Amendment. A copy of the Amendment with changes from the Certificate marked, is attached as Annex A. Stockholders are urged to read the Amendment, which shows the complete text of changes only summarized below as well as changes not included in the summary.

   Elimination of Supermajority Votes. The proposed Amendment will delete the requirement of the supermajority vote of directors for certain corporate actions. Presently, the Certificate requires that certain actions cannot be approved by the Board of Directors unless a supermajority of directors approves the action. The Certificate defines a supermajority as a majority of the number of authorized directors plus one. Currently, seven directors constitute a supermajority. The Amendment deletes the supermajority requirement. As a result, under the proposed Amendment, actions which currently require a supermajority vote could be approved by a majority of the directors in attendance at a Board or committee meeting where a quorum is present.

   Actions currently requiring a supermajority vote include proposals to authorize the issue or sale of shares of capital stock, the declaration and payment of a dividend, the redemption or purchase of Company securities of any class other than pursuant to "puts" exercised in accordance with the Stockholders' Agreement, the acquisition or sale of businesses or assets over a specified size, the incurrence of indebtedness in excess of a specified amount, the creation of liens on Company assets having a book value in excess of specified amounts, the amendment of the Company's By-Laws, the recommendation to the stockholders of an amendment to the Certificate, the approval of an amendment to the Stockholders' Agreement, the approval of the compensation and employment arrangements with the chief executive officer, the hiring or discharge of the chief executive officer, the designation of a committee of the Board of Directors, and the dissolution, liquidation, merger, consolidation or sale of substantially all of the assets of the Company or of ARA Services, Inc.

   These provisions were originally included in the Certificate at the time of the Company's management buy-out in December 1984 as a result of negotiations with outside stockholders to better assure the outside stockholders of the orderly management of the Company. Over time, management's Common Stock ownership (including directors and employee benefit plans) has increased to its current level of more than 76% (more than 92% of the voting power). In addition, only one member of the Board of Directors is a current employee of the Company. Accordingly, management and the Board of Directors believe that these additional protections are no longer appropriate.

   Definition of "Subsidiary".   The Amendment expands the definition of
"subsidiary" to include any corporation or any other entity in which the Company has an equity investment (even though less than 50%) and which the Board designates as a "subsidiary". The sole consequence of a corporation or other entity being a subsidiary for purposes of the Certificate is related to the restriction that only employees and directors of the Company and its subsidiaries (and their permitted transferees) may hold Class B Common Stock. If a person is no longer an employee or director of the Company or a subsidiary, his or her shares are converted automatically into Class A Common Stock. The new provision would allow the Board limited additional flexibility in determining when a person could hold Class B Common Stock. For example, if the Company were to sell more than 50% of a subsidiary or if the Company were to transfer an employee to a joint venture in which the Company held less than a 50% interest, the Board of Directors, at its discretion, could designate that entity as a subsidiary for purposes of the Certificate, and thereby allow its employees to continue to hold Class B Common Stock.

   General. To be adopted, the proposed Amendment must receive the affirmative vote of 66 2/3% of the Class A shares and Class B shares entitled to vote, voting as a single class. The previously referred to provisions of
Section 2 of the Stockholders' Agreement do not apply to the vote on the proposed Amendment.

   The Board of Directors recommends a vote FOR the proposal.

Directors and Executive Officers
                                                                      Officer/
                                                                      Director
Name (Age*)                       Office Held (Committee)              Since
- -----------                       -----------------------             --------
Joseph Neubauer (52)..........    Chairman and President                1979
                                    and Director (1)(2)(3)(5)
Robert J. Callander (62)......    Director(2)(3)(4)(5)                  1986
Alan K. Campbell (70).........    Director (4)                          1980
Ronald R. Davenport (57)......    Director(1)(4)                        1980
Davre J. Davidson (82)........    Director(2)(3)                        1959
Philip L. Defliese (78).......    Director(1)(2)(3)                     1979
Lee F. Driscoll, Jr. (67).....    Director(1)                           1973
Mitchell S. Fromstein (65)....    Director (3)(4)                       1990
Edward G. Jordan (63).........    Director(1)(3)(4)                     1980
Reynold C. MacDonald (75).....    Director(1)(2)(3)                     1977
James E. Preston (60).........    Director(4**)                         1993
Julian L. Carr, Jr. (47)......    Executive Vice President              1988
John R. Farquharson (55)......    Executive Vice President              1976
James E. Ksansnak (53)........    Executive Vice President              1986
                                    and Chief Financial Officer
William Leonard (45)..........    Executive Vice President              1992
Martin W. Spector (55)........    Executive Vice President,             1976
                                    General Counsel and Secretary
L. Frederick Sutherland (41)..    Executive Vice President              1983
Richard H. Vent (52)..........    Executive Vice President              1982
Dean E. Hill (42).............    Vice President                        1993
John P. Kallelis (55).........    Vice President                        1982
Brian G. Mulvaney (37)........    Vice President                        1993
Anthony J. Tanzola (54).......    Vice President                        1976
Alan J. Griffith (39).........    Controller and Chief                  1993
                                    Accounting Officer
Melvin M. Mahoney (45)........    Treasurer                             1985
Donald S. Morton (45).........    Assistant Secretary and               1985
                                    Associate General Counsel
Elizabeth B. Cartmell (36)....    Assistant Treasurer                   1992
______________________
*  As of November 1, 1993
** As of December 7, 1993

The numbers following the offices held by the directors indicate membership in the following board committees during fiscal 1993:

      (1)  Audit and Corporate Practices
      (2)  Executive
      (3)  Finance
      (4)  Human Resources, Compensation and Public Affairs
      (5) Stock Transaction (merged into Human Resources, Compensation and Public Affairs in February 1993)

Directors Meetings and Committees

   ARA's Board of Directors held 8 meetings during fiscal 1993. The Board has certain standing committees which are described below. During fiscal 1993, each director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he served, except Mr. Fromstein who attended fourteen out of nineteen such meetings and Mr. Preston who was elected in May 1993 and attended two out of three such meetings.

   The Audit and Corporate Practices Committee reviews the periodic financial reports and the accounting principles used by the Company and the adequacy of the Company's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment, and approves the compensation, of the Company's independent public accountants and monitors compliance with the Company's business conduct policy. It held four meetings during fiscal 1993.

   The Executive Committee, when acting by unanimous vote of all members, has the full power of the Board of Directors when the Board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. It held one meeting during fiscal 1993.

   The Finance Committee reviews the overall financial and business plans of the Company, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt and the performance of the Company's retirement benefit plans. It recommends to the Board specific transactions involving the foregoing, and it has been empowered by the Board to approve certain financial commitments and acquisitions and divestitures by the Company up to specified levels. It held five meetings during fiscal 1993.

   The Human Resources, Compensation and Public Affairs Committee (formerly the Public Affairs and Personnel Committee) determines the base salary of the Chairman and President (subject to review and approval by the Board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of the Company's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews the Company's contribution policy and practices for its retirement benefit plans. Beginning in February 1993, the committee also assumed the functions of the Stock Transaction Committee. It held six meetings during fiscal 1993.

   The Stock Transaction Committee had been authorized to exercise the Company's rights and powers under the Restated and Amended Stockholders' Agreement, including approval of grants of stock purchase opportunities under The ARA Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held one meeting during fiscal 1993. The Committee was discontinued in February 1993, and its functions were assigned to the Human Resources, Compensation and Public Affairs Committee.

Business Experience

   The principal occupations during the past five years of the Company's directors and nominees and other directorships currently held by directors and nominees are as follows:

   Mr. Neubauer has been president and chief executive officer of the Company since February 1983 and the chairman since April 1984. He is a director of Bell of Pennsylvania, Federated Department Stores, Inc., First Fidelity Bancorporation, Penn Mutual Life Insurance Co. and Versa Services Ltd.

   Mr. Callander was vice chairman of Chemical Bank from February 1987 until August 1990. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group, Inc., Beneficial Corporation, Omnicon Management, Inc. and Latin American Dollar Income Fund.

   Dr. Campbell was vice chairman of the Company from April 1984 and was executive vice president from December 1980 until his retirement in September 1990.

   Mr. Davenport has been the chairman and president of Sheridan Broadcasting Corporation since 1972. He is a director of Bell of Pennsylvania.

   Mr. Davidson founded ARA in 1959, and was its chief executive officer and chairman until his retirement in July 1977.

   Mr. Defliese was the chairman and managing partner of Coopers & Lybrand prior to his retirement in 1977 and is currently Professor Emeritus, Graduate School of Business, Columbia University.

   Mr. Driscoll was a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll from January 1984 until December 1990. He is a director of CoreStates Bank, N.A. and Versa Services Ltd.

   Mr. Fromstein has been chief executive officer and president of Manpower Inc. since March 1976. He is a director of Manpower Inc. and ARI Network Services, Inc.

   Mr. Jordan served as the president of The American College from October 1982 until December 1987. He is a director of Acme Steel Company and Pittston, Inc.

   Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Bell Atlantic Corporation, Beneficial Corporation, Fiduciary Trust International and United Health Care Corporation. Mr. Kean is 59 years old.

   Mr. MacDonald serves as a consultant to Acme Steel Company. He was chairman of Acme Steel Company from June 1986 until May 1992. He is a director of Acme Steel Company and Kaiser Steel Resources.

   Mr. Preston has been the chairman, president, chief executive officer and a director of Avon Products, Inc. since 1989. He is a director of F. W. Woolworth Company.

   Except as set forth below, the principal occupations of the executive officers throughout the past five years have been the performance of the functions of the corporate offices shown above.

   Mr. Carr was vice president of the Company from November 1988 until February 1991 when he was promoted to his current position.

   Mr. Farquharson was vice president of the Company from 1976 until February 1991 when he was promoted to his current position.

   Mr. Ksansnak was senior vice president of the Company from May 1986 until February 1991 when he was promoted to his current position.

   Mr. Leonard was president of Aratex Services, Inc. from 1984 until March 1992 when he was promoted to his current position.

   Mr. Sutherland was vice president and treasurer from 1983 until February 1991 when he was promoted to senior vice president. In May 1993 he was promoted to his current position.

   Mr. Vent was vice president of the Company from 1982 until February 1991 when he was promoted to his current position.

   Mr. Hill was elected vice president of the Company in January 1993. Prior to joining the Company in 1993, he was vice president of Farley Industries, Inc. and Fruit of the Loom, Inc.

   Mr. Mulvaney was vice president of Aratex Services, Inc. from 1988 until February 1993 when he was promoted to his current position.

   Mr. Tanzola was vice president and controller of the Company from 1978 to 1993 when he assumed new responsibilities as vice president, controls.

   Mr. Griffith was assistant controller from 1985 until 1991. He has been the director of corporate planning since 1991, and in December 1993 he was promoted to controller and chief accounting officer.

   Mr. Mahoney was elected treasurer of the Company in February 1991. He had been assistant treasurer since 1985.

   Ms. Cartmell was elected assistant treasurer of the Company in February 1992. Previously, she was manager, cash and banking. Prior to joining the Company in 1989, she was a vice president of Mellon Bank.


Executive Compensation

   In 1992, the Securities and Exchange Commission adopted new disclosure requirements covering executive compensation. The rules now require a report of the Human Resources, Compensation and Public Affairs Committee on executive compensation as well as additional statistical information.

   The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to the Company in the years indicated.

                  SUMMARY COMPENSATION TABLE (1)

                                           Annual Compensation            Stock
          Name and          Fiscal      -----------------------          Options        All Other
Current Principal Position   Year        Salary          Bonus         Granted (#)  Compensation (2)
- --------------------------  ------      --------        --------       -----------  ----------------
Joseph Neubauer              1993       $760,000        $550,000                0      $17,000
 Chairman, President and     1992       $753,000        $575,000          105,252       $5,000
 Chief Executive Officer     1991       $679,000        $495,000                0       $5,000

Julian L. Carr, Jr.          1993       $300,000        $205,000                0       $5,000
 Executive Vice President    1992       $275,000        $195,000           42,100       $5,000
 and President of ARA        1991       $255,000        $175,000                0       $5,000
 Health and Education
 Services Sector

James E. Ksansnak            1993       $315,000        $195,000                0       $5,000
 Executive Vice President,   1992       $306,000        $200,000           42,100       $5,000
 Finance and Personnel       1991       $280,000        $175,000                0       $5,000
 Chief Financial Officer

William Leonard              1993       $290,000        $225,000          185,040      $14,000
 Executive Vice President    1992       $257,000        $200,000           42,100      $10,000
 and President of            1991       $207,000        $140,000                0       $9,000
 ARASERVE Sector

Richard H. Vent              1993       $333,000        $180,000                0       $7,000
 Executive Vice President    1992       $332,000        $185,000           33,680       $5,000
 and President of Leisure/   1991       $309,000        $140,000                0       $5,000
 International Sector

___________________

(1) The information presented includes the effect of the November stock split.
(2) For fiscal 1993, other compensation includes employer contributions to the Stock Unit Retirement Plan plus above-market interest accrued during the period on deferred compensation. Above-market is defined as the portion of interest in excess of 120% of the applicable federal long-term rate.

   The following table sets forth information with respect to the named executive officer's concerning individual grants of stock purchase opportunities made in fiscal 1993.

                Options Granted In Fiscal 1993 (1)
                  (Stock Purchase Opportunities)

                                                       Potential              Realizable Value at
                                                     Percentage of           Assumed Annual Rates
                                                     Total Options      of Stock Price Appreciation
                                                    Granted to All           for Option Term (3)
                          Date of       Options      Employees in       ---------------------------
Name                       Grant      Granted (2)    Fiscal 1993           5%                10%
- ----                      -------     -----------   --------------         --                ---
William Leonard         November 1992   85,040          3.1%            $120,000          $256,000
                        May 1993       100,000          3.6%            $189,000          $412,000

- -------------------
(1) The information presented includes the effect of the November stock split.
(2) The options granted were stock purchase opportunities. Purchase opportunities are exercisable in six annual installments. An installment must be exercised in the year it becomes exercisable or it is cancelled. The stock purchase opportunities in the table were granted in November 1992 and May 1993 at per share exercise prices of $8.87 and $10.42, respectively, which was the appraised value of the shares at the time of grant and reflects the November stock split. The exercise schedule of those stock purchase opportunities is as follows:

              November 1992 Grant                      May 1993 Grant
              -------------------                      --------------
           12/15/92-1/15/93     10%                6/15/93-7/15/93      10%
           12/15/93-1/15/94     15%               12/15/94-1/15/95      15%
           12/15/94-1/15/95     15%               12/15/95-1/15/96      15%
           12/15/95-1/15/96     20%               12/15/96-1/15/97      20%
           12/15/96-1/15/97     20%               12/15/97-1/15/98      20%
           12/15/97-1/15/98     20%               12/15/98-1/15/99      20%

(3) Realizable value refers to the sum for all six annual installments of the assumed appraised value of the underlying shares in each stock purchase opportunity installment at the time such installment is exercisable minus the exercise price for such installment.

   The following table sets forth information with respect to the named executive officers concerning the exercise of stock purchase opportunities in fiscal 1993 and unexercised stock purchase opportunities held at October 1, 1993.

          Aggregate Option Exercises in Last Fiscal Year
              and Fiscal Year End Option Values (1)
                  (Stock Purchase Opportunities)

                      Number                     Number of Options Held    Current Value of Options Held (3)
                      of shares                 -------------------------  ---------------------------------
                     acquired on      Value      Currently  Not Currently      Currently   Not Currently
Name                   Exercise   Realized (2)  Exercisable  Exercisable      Exercisable   Exercisable
- ----                 ------------ ------------  -----------  -----------      -----------   ------------
Joseph Neubauer         804,596    $6,871,000     26,752       181,052          $238,000     $1,128,000
Julian L. Carr, Jr.      87,100      $685,000      9,096        78,324           $75,000       $438,000
James E. Ksansnak       118,100      $975,000     20,064        83,408          $186,000       $503,000
William Leonard          64,400      $503,000     26,752       240,012          $238,000       $594,000
Richard H. Vent          74,048      $646,000     64,200        73,568          $572,000       $466,000

- ------------------
(1) The information presented includes the effect of the November stock split.
(2) Value realized refers to the appraised value of the underlying shares at the time the stock purchase opportunity was exercised minus the exercise price of the stock purchase opportunity.
(3) Stock purchase opportunities currently exercisable and current values of stock purchase opportunities are determined as of October 1, 1993. Current value of a stock purchase opportunity refers to the appraised value of the underlying shares as of October 1, 1993 minus the exercise price of the stock purchase opportunity.

   The following graph compares the five year cumulative return for the Class B common stock (measured by the appraised value) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.




          Five Year Cumulative Total Shareholder Return






           GRAPH FILED SEPARATELY UNDER COVER OF FORM S-E






   Cumulative total return is stated as a percentage of the base year (1988) stock price. Cumulative total return in a given year equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the year-end stock price, (ii) divided by the base year stock price.

         ARA                                     Dow Jones
     Fiscal Year                                  Consumer
        Ended        ARA           S&P 500      Non-Cyclical
    ------------     ---           -------      ------------
        1988        100.00         100.00         100.00
        1989        121.62         132.76         148.00
        1990        149.19         121.55         159.10
        1991        172.97         157.68         230.50
        1992        205.41         173.49         251.50
        1993        262.42         199.27         226.00

   Directors who are employees of the Company are not paid directors' fees. Directors who are not employees receive an annual retainer of $25,000 for serving on the board, $3,000 for services as chairman of a board committee and $1,000 for otherwise serving on a committee, and they receive meeting fees of $1,000 per day for attendance at meetings of the board, and for each committee meeting.

   The Company has employment agreements or arrangements with all of its officers, under which they are currently being paid annual salaries ranging up to $790,000. Generally, these are for indeterminate periods terminable by either party upon notice ranging from eight weeks to six months. Mr. Neubauer's agreement currently provides for services to February 17, 1995 (with automatic renewals for successive three year terms unless terminated) at a current annual base salary of $790,000, and for fully vested supplemental benefits upon his death of 25% of his highest base salary payable to his surviving spouse, if any, annually for life or upon his retirement, disability or termination for any other reason of 50% of his highest base salary payable to him annually for life. Upon termination by the Company without cause, Mr. Neubauer's management incentive bonus shall be prorated through the time of termination; his base salary at time of termination shall continue for a period of three years after termination; and, his supplemental benefits shall commence at the end of such three year period. Messrs. Carr, Ksansnak, Leonard, and Vent have current annual base salaries of $320,000, $330,000, $345,000 and $345,000, respectively. Several agreements provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death or termination of employment.

   The Company currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Committee Report On Executive Compensation

   The Company's compensation programs are designed to support the Company's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARA to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with the Company's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.

   Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established, generally based upon overall financial performance of the Company, the current rate of inflation and general compensation levels in the industries in which the Company operates. For fiscal 1993, the guideline increase for executive officers, including the five named individuals, was 5%. The specific salary increases for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the Board of Directors of the Company; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee. Mr. Neubauer's salary was increased by 3.9% during fiscal 1993.

   Bonus.   Senior executive officers participate in the Company's management incentive bonus program. Bonuses are awarded annually based in part upon the attainment of predetermined financial goals and in part upon the attainment of individual operational and strategic objectives. Generally, non-financial objectives represent 40% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 60% of the bonus potential. An employee's bonus potential generally varies, as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit which is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Mr. Neubauer, the Committee awards a bonus based on a general review of the Company's and Mr. Neubauer's performance. The Committee believes this is appropriate for Mr. Neubauer's position as chief executive officer, rather than establishing specific financial goals or non-financial objectives.
Mr. Neubauer was awarded 84% of his maximum bonus potential for fiscal 1993.

   Performance measures. The Company uses various financial measures to evaluate the performance of the Company and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures used are EBIT, RONA and, in addition, for overall corporate performance net income and ATROI. EBIT is Earnings Before Interest and Taxes. RONA is Return on Net Assets. ATROI is After Tax Return on Investment. Targets for each of these performance measures are established annually in the Company's business plan, which is approved at the beginning of the fiscal year by the Board of Directors.

   Stock Purchase Opportunities. The Committee believes that management ownership contributes to the Company's success, and accordingly grants stock purchase opportunities to selected management employees. The terms of the installment stock purchase opportunities are generally described under "The ARA Ownership Program." Individual grants are generally made by the Committee in connection with hires, promotions and other recognition of performance.
The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Committee. The Company has in the past also made broad-based grants to management employees

   Compensation Committee Interlocks and Insider Participation. Mr. Neubauer, who is Chairman and President, served as an ex officio member of the Committee until May 1993. Mr. Campbell, who was an Executive Vice President until his retirement in September 1990, is a member of the Committee.

   Members of the Committee:

             Robert J. Callander, Chair         Mitchell S. Fromstein
             Alan K. Campbell                   Edward G. Jordan
             Ronald R. Davenport

Security Ownership of Certain Beneficial Owners and Management

   The following table presents certain information as of December 30, 1993 with respect to shares of the Common Stock and Preferred Stock of the Company beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (on a Class B equivalent basis), by each director and by each named executive officer.

                                              Common Stock
                               ------------------------------------------------
                                                              Percent                    Preferred  Stock
                                                      -------------------------     ---------------------------
                                Number of             Voting           Total        Number of       Percent of
                               Shares (3)              Power        Outstanding       Shares       Outstanding
                               ----------             ------        -----------     ---------      ------------
Trustees for various ARA
  employee benefit plans(1)(2)  9,625,080                3.6            21.1            7,330           21.3
Joseph Neubauer(1)              4,935,312               18.4            10.8            3,665           10.6
Robert J. Callander               117,160                  *               *               88              *
Alan K. Campbell                  230,160                  *               *              172              *
Ronald R. Davenport                60,000                  *               *               45              *
Davre J. Davidson                   4,040                  *               *                3              *
Philip L. Defliese                 96,000                  *               *               72              *
Lee F. Driscoll, Jr.                2,839                  *               *              102              *
Mitchell S. Fromstein              73,680                  *               *               36              *
Edward G. Jordan                  120,000                  *               *               90              *
Reynold C. MacDonald              108,000                  *               *               90              *
James E. Preston                   14,000                  *               *                0              *
Julian L. Carr, Jr.               585,304                2.2             1.3              415            1.2
James E. Ksansnak                 662,056                2.5             1.5              468            1.4
William Leonard                   453,151                1.7             1.0              295              *
Richard H. Vent                   904,952                3.4             2.0              613            1.8
All directors and executive
  officers as a group (27
  persons)                     11,999,194               44.1            26.1            8,481           24.6
All employees**, directors
  and employee benefit
  plans as a group             37,889,253               96.4            78.0           25,588           74.2

- -------------------
(1) The address of this stockholder is ARA Services, Inc., The ARA Tower, 1101 Market Street, Philadelphia, PA 19107
(2) The trustees are Alan K. Campbell, James E. Ksansnak and Martin W. Spector.
(3) Includes shares issuable upon the exercise of currently exercisable stock options.
 *  Less than 1%.
 ** Includes children and other transferees for estate planning purposes.

  The sale of 1,824 Class A shares (adjusted for the November 1993 stock split) by Mr. Driscoll to the Company in April 1993, as part of the Company's repurchase of shares from various Class A stockholders, was not reported to the Securities and Exchange Commission by the Company on Mr. Driscoll's behalf until October 1993.

The ARA Ownership Program

  The ARA Ownership Program (the "Program") is designed to provide an opportunity for selected management employees of the Company and its subsidiaries to acquire an ownership interest in the Company and thereby give them a more direct and continuing interest in the future success of the Company's business. Under the Program, direct ownership in the Company has increased from 62 original management investors in December 1984 to approximately 900 management investors today owning more than 50% of the equity. In addition, at December 30, 1993, management employees and directors held installment stock purchase opportunities for 10,290,944 shares and stock options for an additional 1,665,696 shares.

  The Company's senior management believes that management ownership has significantly contributed to the Company's success, and intends to continue to use the Program to expand both the number of management investors and their percentage ownership.

  Through installment stock purchase opportunities, the Company granted to more than 900 management employees an opportunity to invest in, or increase their investment in, the Company.

  The purchase price for shares subject to purchase opportunities is the fair market value of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Stockholders' Agreement. Purchase opportunities are not transferrable. Each purchase opportunity is exercisable only by the employee to whom it is granted and only while an employee of the Company or a subsidiary.

  Each purchase opportunity has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire purchase opportunity is cancelled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date is cancelled.

  In connection with the exercise of installment purchase opportunities and non-qualified stock options, ARA has adopted a deferred payment program whereby a portion of the purchase price for certain installments can be deferred at the election of the employee for approximately three years. The deferred payment obligation accrues interest and is secured by a pledge of the shares of ARA Common Stock purchased. The interest rate for deferred payment obligations incurred in fiscal 1993 has been set at 6%. Approximately 344 employees (including executive officers) participated in the program in fiscal 1993. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Carr, Ksansnak, Leonard, and Vent were $1,327,482, $134,465, $254,264, $79,852, and $27,960, respectively.

Certain Relationships and Related Transactions

  During fiscal 1993, the Company repurchased 23,364 shares of common stock from an executive officer at a price per share of $10.45 (as adjusted for the recent stock split). The Company anticipates that it will continue to repurchase shares held by officers and directors, through the Company's internal market, and following their termination of employment or cessation as a director.

  The Company, the members of management who are equity investors in the Company and certain other investors (collectively, "Restricted Investors") are parties to an amended and restated stockholders' agreement dated as of April 7, 1988 pursuant to which, among other things, the current Board of Directors has the right to select its succeeding Board of Directors. Certain Restricted Investors (none of whom are members of management) also have certain registration rights and all Restricted Investors are subject to certain restrictions on transfer, with the Company having certain rights of first offer in the event of any sales or dispositions by Restricted Investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual Restricted Investors, such persons or their estates may cause the Company to repurchase for cash up to 30% of their shares at the then appraised value but only to the extent such repurchase by the Company is permitted under the Company's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares which may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the stockholders' agreement.

Relationship with Independent Public Accountants

  The Board of Directors is expected to reappoint the firm of Arthur Andersen & Co. as independent auditors for the Company for the 1994 fiscal year. A representative of Arthur Andersen & Co. is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

  A copy of the Company's annual report on Form 10-K for the fiscal year ended October 1, 1993 has been delivered to stockholders. Stockholders are referred to the report for financial and other information about the Company.

General

  Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by the Company.

   Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting.
However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

  Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of the Company in accordance with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Company's proxy statement and form of proxy for next year's annual meeting, they must be received by the Company not later than September 13, 1994. Proposals should be directed to the attention of the Corporate Secretary.

                                                        ANNEX A
                                                MARKED TO SHOW CHANGES




                       RESTATED CERTIFICATE OF INCORPORATION
                                         OF

                                THE ARA GROUP, INC.

                  (Originally Incorporated on September 7, 1984
                     under the name "ARA Acquiring Company")


     FIRST:   The name of the Corporation is The ARA Group, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD:   The nature of the business or purposes to be conducted or
promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 185,000,000 shares, consisting of (i) 10,000,000 shares of Series Preferred Stock, $1.00 par value per share (the "Series Preferred Stock"), and (ii) 25,000,000 shares of Common Stock, Class A, $.01 par value per share (the "Class A Common Stock"), and (iii) 150,000,000 shares of Common Stock, Class B, $.01 par value per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock".

     The Board of Directors shall have the full authority permitted by law to fix full or limited, or no voting power, and such other designations, powers, preferences, and relative, participating, optional, special or other rights (including, as examples and not as a limitation, multiple voting powers and conversion rights), and qualifications, limitations or restrictions of any series of the class of Series Preferred Stock that may be desired//, by resolution or resolutions adopted by the affirmative vote by a Supermajority (as defined in Article SIXTH) of the Board of Directors//.

     4A.  Common Stock

     A statement of the designations, powers, preferences, and rights of the Common Stock, and the qualifications, limitations and restrictions in respect thereof, is as follows:

          1.   Classes.

          The Common Stock shall be divided into two classes, the Class A Common Stock and the Class B Common Stock. The Common Stock shall be issuable only in whole shares. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations and restrictions thereon, shall be in all respects identical, except as otherwise provided in this Part 4A.

          2.   Dividends.

          Subject to any provision in this Article FOURTH with respect to any stock of the Corporation to the contrary, out of the assets of the Corporation which are by law available for the payment of dividends, dividends and other distributions may be, but shall not be required to be, declared and paid upon shares of Common Stock, and the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive the same dividends and other distributions, ratably with the holder of one share of Class A Common Stock entitled to receive ten times what the holder of one share of Class B Common Stock is entitled to receive; provided, however, that in the case of dividends or other distributions payable in Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock and only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, and any such distribution shall be made ratably, with the holder of one share of Class A Common Stock entitled to receive the same number of shares of Class A Common Stock as the number of shares of Class B Common Stock the holder of one share of Class B Common Stock shall be entitled to receive; and provided further, that the Board of Directors, //by Supermajority vote,// may declare and pay dividends and other distributions with respect to the Class A Common Stock without declaring or paying any dividend or other distribution with respect to the Class B Common Stock.

          3.   Voting Rights.

               (a) Subject to the special voting rights of the holders of any other stock of the Corporation, the Common Stock (and any other stock of the Corporation which may be entitled to vote with the holders of Common Stock), voting as a single class except where the Class A Common Stock and the Class B Common Stock (and such other stock) are required by law to vote as separate classes, shall possess all of the voting power of the Corporation with respect to the election of directors and for all other purposes.

               (b) Each share of Common Stock, whether Class A Common Stock or Class B Common Stock, shall be entitled to one vote on all matters submitted to a vote of the Corporation's stockholders.

          4.   Liquidation.

          Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after provision for the payment of creditors and after provision shall be made for holders of all shares of stock of the Corporation having a preference upon liquidation, dissolution or winding up, the remaining assets of the Corporation shall be distributed among the holders of Common Stock, ratably, with the holder of one share of Class A Common Stock entitled to receive ten times what the holder of one share of Class B Common Stock is entitled to receive, and, to the extent provided in this Article FOURTH, the holders of any other stock of the Corporation which may be entitled to share in such distribution.

          5.   Conversion of Class B Common Stock.

               (a) Each share of Class B Common stock may at any time, but only with the prior approval of the Board of Directors, be converted at the election of the holder thereof into one-tenth of a fully paid and nonassessable share of Class A Common Stock. Subject to the terms of any such approval, the holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the agent for the registration of transfer of shares of Class B Common Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or the holder's duly authorized attorney.

               (b) If a holder of Class B Common Stock ceases to be either a director or full-time employee of the Corporation or any of its Subsidiaries (a "Management Investor") or a Permitted Transferee of a person who is then a Management Investor, then each share of Class B Common Stock held by such holder shall thereupon be converted into one-tenth of a share of Class A Common Stock effective immediately. No share of Class B Common Stock may be issued other than to a Management Investor or a person who would be a Permitted Transferee of a Management Investor, and any such share issued to any other person shall ipso facto be converted into one-tenth of a share of Class A Common Stock effective at the time of the purported issuance.

               (c) At any time when the Board of Directors, //by Supermajority vote,// authorizes and directs the conversion of all the Class B Common Stock into Class A Common Stock, then, at the time designated by the Board for the occurrence of such event, each outstanding share of Class B Common Stock shall be converted into one-tenth of a share of Class A Common Stock and no further shares of Class B Common Stock may be issued thereafter.

               (d) In the event of any such conversion pursuant to paragraph
(a), (b) or (c), the certificate or certificates representing shares of Class B Common Stock held by such holder shall thereupon and thereafter be deemed to represent the number of whole shares of Class A Common Stock issuable upon such conversion and the right to receive cash in lieu of fractional shares pursuant to paragraph (f) hereof. Upon the surrender of any such certificate to the agent for the registration of transfer of shares of Class B Common Stock at its office, or to the Corporation at its principal executive offices, such certificate shall be cancelled and a certificate for the number of whole shares of Class A Common Stock to which he shall be entitled, together with a cash adjustment for any fraction of a share if not evenly convertible pursuant to paragraph (f) hereof, shall be issued and delivered to the holder thereof as hereinafter provided.

               (e) The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock and the payment of any tax as herein before provided, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate, a certificate or certificates representing the number of whole shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct together with a cash adjustment for any fraction of a share as provided pursuant to paragraph (f) hereof, if not evenly convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open) or, in the case of a conversion under paragraph (b) or (c) of this Section, immediately upon the event giving rise to the conversion, and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate representing shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of any past dividends and other distributions shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if any share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable to holders of Class B Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon the conversion of all such outstanding shares of Class B Common Stock, provided that the Corporation may deliver shares of Class A Common Stock held in the treasury of the Corporation.

               (f) No fractions of shares of Class A Common Stock are to be issued upon conversion, but in lieu thereof the Corporation will pay therefor in cash, a sum equal to the number of shares of Class B Common Stock not evenly convertible multiplied by the per share fair market value of the Class B Common Stock, as determined by an Appraiser according to the most recent existing appraisal; provided, however, that such appraisal shall be as of a date not more than six months prior to its use hereunder.

     4B.  Series C Stock

     A statement of the powers, designations, preferences, rights, qualifications, limitations and restrictions of 40,000 shares of Series Preferred Stock is as follows:

          1. Designation. There shall be a series of Series Preferred Stock which shall consist of 40,000 shares and shall be designated as Adjustable Rate Callable Nontransferable Series C Preferred Stock (the "Series C Stock"). The number of authorized shares of Series C Stock may be increased by resolution of the Board of Directors.

          2.   Rank.

               (a) Rank of Series C Stock. To the extent and in the manner provided in this Part 4B, the Series C Stock shall, with respect to dividend rights and rights on liquidation, rank (i) junior to or on parity with, as the case may be, any other stock of the Corporation, the terms of which shall specifically provide that such stock shall rank senior to, or on parity with, as the case may be, the Series C Stock with respect to dividend rights or rights on liquidation or both, and (ii) senior to any other stock of the Corporation.

               (b) Certain Definitions.  The following terms as used in this
Part 4B, shall be deemed to have the meanings set forth in this section.

                  (i) The term "Participating Stock" shall mean the Class A Common Stock and the Class B Common Stock and any other stock of the Corporation of any class which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                  (ii) The term "Parity Stock" with respect to Series C Stock shall mean the Series C Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends or the distribution of assets upon liquidation. The term "Dividend Parity Stock" with respect to Series C Stock shall mean the Series C Stock and all other stock of the Corporation ranking equally therewith as to the payment of dividends. The term "Liquidation Parity Stock" with respect to Series C Stock shall mean the Series C Stock and all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation.

                  (iii) The term "Junior Stock" with respect to Series C Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends and the distribution of assets upon liquidation. The term "Dividend Junior Stock" with respect to Series C Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to the payment of dividends. The term "Liquidation Junior Stock" with respect to Series C Stock shall mean the Participating Stock and all other stock of the Corporation ranking junior thereto as to distribution of assets upon liquidation.

                  (iv) The term "Senior Stock" with respect to Series C Stock shall mean all stock of the Corporation ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

          3.  Dividends.

               (a) Cumulative Dividends. The holders of record of Series C Stock shall be entitled to receive, as and if declared by the Board of Directors, cumulative cash dividends thereon at the per annum rate per share equal to the Established Dividend Rate (as defined in paragraph (c)), and no more, but only out of funds legally available for the payment of such distributions under the General Corporation Law of the State of Delaware. Dividends on the Series C Stock shall be payable semi-annually on June 15 and December 15 in each year. Dividends shall accrue from the date of original issuance. Accumulations of dividends shall not bear interest.

               (b) Limitations Upon Dividend Arrearage. Unless full cumulative dividends upon the Series C Stock have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on Dividend Junior Stock and no amount shall be set aside for or applied to the redemption, purchase or other acquisition of (i) any Dividend Junior Stock or Liquidation Junior Stock other than by exchange therefor of Junior Stock or out of the proceeds of a substantially concurrent sale of shares of Junior Stock or (ii) any Parity Stock except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of Parity Stock which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the opinion of the Board of Directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares. In the event that stated dividends on all Dividend Parity Stock (including, by way of example and not as a limitation, full cumulative dividends on the Series C Stock) are not paid in full, all shares of Dividend Parity Stock shall participate ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full.

               (c) The "Established Dividend Rate" shall initially be $60.00, and shall be reset as provided in this paragraph. On each December 16, beginning December 16, 1993 and continuing so long as any shares of Series C Stock shall be outstanding, the Established Dividend Rate shall be reset at a rate equal to $1,000 multiplied by 80% of the Prime Rate that shall have been in effect at the close of business on the December 1 next preceding (or if such December 1 shall not have been a business day, the business day next preceding such December 1), rounded up to the nearest $1.00; provided, however, that the Established Dividend Rate shall in no event be less than $60.00 nor greater than $100.00. For purposes of the preceding sentence, the "Prime Rate" shall mean the rate of interest publicly announced from time to time by Chemical Bank at its main office in New York City as its Prime Rate. The Corporation shall file with the duly appointed transfer agent for the Series C Stock a certificate stating the new Established Dividend Rate determined as provided in this paragraph and showing the computation thereof, and will cause a notice stating the new Established Dividend Rate and the computation thereof to be mailed to the holders of shares of Series C Stock.

          4.   Liquidation Rights.

               (a) Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series C Stock shall be entitled to receive from the assets of the Corporation, payment in cash, of $1,000 per share, plus a further amount equal to unpaid cumulative dividends on Series C Stock accrued to the date when such payments shall be made available to the holders thereof, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to the holders of Liquidation Junior Stock. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of all Liquidation Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

               (b) Actions Not Considered Liquidation. None of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (1) a consolidation or merger of the Corporation with or into any other corporation; (2) a merger of any other corporation into the Corporation; (3) a reorganization of the Corporation; (4) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (5) a sale or transfer of all or any part of the assets of the Corporation; or (6) a share exchange to which the Corporation is a party.

          5.   Redemption.

               (a) Optional Redemption. The Series C Stock may be called for redemption and redeemed at the option of the Corporation by resolution of the Board of Directors, in whole at any time or in part at any time or from time to time upon the notice hereinafter provided for in paragraph (c), by the payment therefor of the redemption price per share of $1,000 plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the Board of Directors as the redemption date. In addition, the Corporation may so call for redemption at any time after January 1, 1994 all, but not less than all, of the shares of Series C Stock held by any person, but only if such person is not also a holder of shares of either Class A Common Stock or Class B Common Stock.

               (b) No Mandatory Redemption. There is no mandatory sinking fund for, or other required redemption of, the Series C Stock.

               (c) Manner of Redemption.

                  (i) If less than all of the outstanding shares of Series C Stock shall be called for redemption (and such redemption is not pursuant to the second sentence of paragraph (a)), the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

                  (ii) Notice of redemption of any shares of Series C Stock shall be given by the Corporation by first-class mail, not less than 30 nor more than 60 days prior to the date fixed by the Board of Directors of the Corporation for redemption (the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:
(1) the redemption date; (2) the redemption price; (3) if less than all outstanding shares of Series C Stock of the holder are to be redeemed, the identification of the shares of Series C Stock to be redeemed; (4) that dividends on the shares to be redeemed shall cease to accrue on the redemption date; and (5) the place or places where such shares of Series C Stock to be redeemed are to be surrendered for payment of the redemption price.

                  (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series C Stock so called for redemption shall cease to accrue, and from and after the redemption date or such earlier date as funds shall be set aside for payment of the redemption price (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

                  (iv) Shares of Series C Stock redeemed by the Corporation shall be restored to the status of authorized and unissued shares of Series Preferred Stock, undesignated as to series, and, except as otherwise provided by the express terms of the series redeemed or of any other outstanding series, may be reissued by the Corporation as shares of one or more series of Series Preferred Stock other than Series C Stock.

          6.   Voting Rights.

               (a) No Voting Rights Generally. Except as expressly provided to the contrary in this resolution or as otherwise required by law, the holders of Series C Stock shall have no right to vote at, or to participate in, any meeting of stockholders of the Corporation, or to receive any notice of such meeting.

               (b) Rights Upon Dividend Arrearage.

                  (i) In the event that dividends upon the Series C Stock shall be in arrears in an amount equal to four full semi-annual dividends thereon, the number of directors constituting the full board shall be increased by two, and the holders of the Series C Stock voting noncumulatively and separately as a single class together with the holders of any other shares of Series Preferred Stock having the right to elect directors as a class under such circumstances, shall be entitled to elect two members of the Board of Directors of the Corporation at the next annual meeting of stockholders of the Corporation or at a special meeting called as hereinafter provided in this section. Such voting rights of the holders of Series C Stock shall continue until all accumulated and unpaid dividends thereon shall have been paid in full, whereupon such special voting rights of the holders of Series C Stock shall cease (and the respective terms of the two additional directors shall thereupon expire and the number of directors constituting the full board shall be decreased by two) subject to being again revived from time to time upon the recurrence of the conditions described in this section as giving rise thereto.

                  (ii) At any time when such right of holders of Series C Stock to elect two additional directors shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 10% of the Series C Stock then outstanding (or 10% of all Series Preferred Stock having the right to vote for such directors in case holders of shares of other series of Series Preferred Stock shall also have the right to elect directors as a class in such circumstances) shall, call a special meeting of holders of such Series C Stock (and other series of Series Preferred Stock, if applicable) for the election of directors. In the case of such a written request, such special meeting shall be held within 60 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation.

                  (iii) Whenever the number of directors of the Corporation shall have been increased by two as provided in this section, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws of the Corporation and without the vote of the holders of Series C Stock. No such action shall impair the right of the holders of Series C Stock to elect and to be represented by two directors as provided in this section.

                  (iv) The two directors elected as provided in this section shall serve until the next annual meeting of stockholders of the Corporation and until their respective successors shall be elected and qualified or the earlier expiration of their terms as provided in this section. No such director may be removed without the vote or consent of holders of a majority of the shares of Series C Stock (or holders of a majority of shares of Series Preferred Stock having the right to vote in the election of such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect such director as a class). If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall, until the expiration of such term, in each case be filled by appointment made by the remaining director elected as provided in this section.

          7. Restrictions on Transfer. The shares of Series C Stock shall not be transferable prior to February 1, 1997 (other than by will or the laws of descent), except that such shares may be transferred to the Corporation pursuant to a redemption or purchase thereof. On and after February 1, 1997, the shares of Series C Stock shall be freely transferable at any time, at the option of the holder.

          8. No Conversion Rights. The holders of shares of Series C Stock shall not have the right to convert such shares into other securities of the Corporation.

     FIFTH: Subject to the rights of holders of Series Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

     5A.  Number of Directors

          //1.// The Board of Directors of the Corporation shall consist of not less than nine and not more than 19 members and the Chief Executive Officer of the Corporation shall always be one of the members. The exact number of directors within such minimum and maximum shall be fixed by //a resolution approved by the vote of a Supermajority of// the Board of Directors.

     5B.  Election

          //1. Directors shall be elected at the annual meeting of the stockholders, and each director shall be elected to serve until the next annual meeting and until his successor shall be elected and shall qualify.//

          //2.// Directors need not be elected by written ballot.

     //5C. Vacancies

          If the office of any director or directors becomes vacant by reason of the death, removal or resignation of any director, no action, other than actions to appoint a successor, may be taken except by concurring vote of a Supermajority of the remaining directors.//

     //5D. Actions-Quorum and Voting

          1. Unless otherwise specified in paragraph 2 of this Part 5D, at all meetings of the Board of Directors a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business; and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          2.   Notwithstanding anything to the contrary in paragraph 1 of this
Part 5D, none of the corporate actions set forth below may be undertaken without the affirmative vote of a Supermajority of the Board of Directors:

          (a) Any proposal to authorize, issue or sell, or submit for stockholder approval of the authorization, issuance or sale, of any shares of any class of capital stock of the Corporation, or the authorization, issuance or sale of any securities convertible into, or options with respect to (other than employee options for shares of Common Stock), warrants to purchase or rights to subscribe to, any shares of any class of capital stock of the Corporation other than (i) sales of Common Stock pursuant to the exercise of employee stock options for shares of Common Stock, and (ii) sales or other dispositions of previously reacquired shares of Common Stock, or any equivalent number of shares of either class of Common Stock.

          (b) Declaration and payment of any dividend with respect to the Common Stock.

          (c) Redemption, retirement, purchase or other acquisition by the Corporation of any of its securities of any class, other than (a) pursuant to Puts exercised in accordance with the Stockholders' Agreement, dated as of December 14, 1984, as amended and restated as of April 7, 1988, by and among the Corporation and the persons named therein as the same may be amended
(the "Stockholders' Agreement") and a copy of which is on file with the Secretary of the Corporation, and (b) repurchases from employee benefit plans or from persons who received shares from an employee benefit plan in accordance with the terms of such plan.

          (d) Any acquisition of any business or assets for a consideration in excess of the value of 10% of Capital Funds (including the acquisition of any capitalized lease with a capitalized value, computed in accordance with generally accepted accounting principles, in excess of the value of 10% of Capital Funds) determined in each case (without aggregating unrelated business or assets acquired) on the basis of the most recently available quarterly or year-end consolidated financial statements of the Corporation.

          (e) The sale, abandonment or other disposition in any single transaction or, if applicable, in one or more related transactions of any of the Corporation's properties or assets having a sales price or carrying value on the books of the Corporation in excess of the value of 10% of the Capital Funds (including the disposition of any capitalized lease with a capitalized value, computed in accordance with generally accepted accounting principles, in excess of the value of 10% of Capital Funds), determined in each case (without aggregating unrelated properties or assets) on the basis of the most recently available quarterly or year-end consolidated financial statements of the Corporation.

          (f) The making of or incurrence of obligations for any single capital expenditure (including capitalized leases) in excess of the value of 10% of Capital Funds as determined in each case (without aggregating unrelated obligations) on the basis of the most recently available quarterly or year-end consolidated financial statements of the Corporation.

          (g) The incurrence of indebtedness, in any individual transaction, in an amount in excess of 10% of the Capital Funds.

          (h) The creation, in any individual transaction, of any liens on assets having a book value in excess of 10% of the Capital Funds.

          (i) Any amendment of the Corporation's By-Laws or any recommendation by the Board of Directors to the stockholders of any amendment of this Restated Certificate of Incorporation.

          (j) Any amendment of the Stockholders' Agreement or of the Registration Rights Agreement, by and among the Corporation and the persons named therein, as such agreements may be amended from time to time.

          (k) Authorization and execution of any employment contract or arrangement with the chief executive officer or the chief operating officer (hereinafter referred to collectively as "Senior Management"), including but not limited to any arrangements or obligations with respect to severance or termination pay liabilities, salaries, fringe benefits, bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements and excepting benefits generally applicable to all members of management.

          (l) The hiring, promotion or discharge for any reason of any member of Senior Management.

          (m) Designation of any committee of the Board of Directors, the number of directors to serve on such committee, its powers, or appointment of directors to serve as members of any committee.

          (n) Any agreement or resolution contemplating the dissolution, liquidation, merger, consolidation or the sale of substantially all of the assets of the Corporation or ARA Services, Inc.//

     SIXTH:  The following terms shall have the accompanying defined meanings:

          1. "Appraiser" shall mean a firm headquartered in the United States of nationally recognized standing in the business of appraisal or valuation of securities which does not own any stock of the Corporation and which has been selected by the Board of Directors to act as an independent appraiser.

          //2. "Capital Funds" shall mean the sum of Outstanding Equity (but only if such amount shall be greater than zero) plus Subordinated Debt on a consolidated basis.//

          //3. "Outstanding Equity" shall mean the sum of the par value, capital surplus and retained earnings attributable to the capital stock of the Corporation.//

          //3.1// +2.+ "Permitted Transferee" shall have the meaning as defined in the Stockholders' Agreement.

          //4. "Put" shall refer to the option of a holder of the Corporation's Common Stock to require the Corporation to purchase such stock as more fully described in the Stockholders' Agreement as such may be amended from time to time.//

          //4.1 "Registration Rights// +3. Stockholders' Agreement+ shall mean the //Registration Rights// +Amended and Restated Stockholders' Agreement dated as of April 7, 1988,+ //as of December 14, 1984 as amended and restated// by and among the Corporation and the persons named therein as the same may be amended and a copy of which is on file with the Secretary of the Corporation.

          //5. "Subordinated Debt" shall mean the outstanding principal amount of the Corporation's indebtedness which would be subordinate to or on a parity with the Corporation's 16 1/2% Subordinated Debentures Due 1999, if such Debentures were still outstanding.//

          //6.// +4.+ "Subsidiary" shall mean any corporation or other entity of which the Corporation shall, directly or indirectly, own 50% or more of the equity, as determined by the Board of Directors +and any other corporation or other entity in which the Corporation shall directly or indirectly have an equity investment and which the Board of Directors shall in its sole discretion designate.+

          //7. "Supermajority" shall mean a number equal to (A) a majority of the number of directors as last fixed by resolution of the Board of Directors and otherwise increased in accordance with the terms of the Series Preferred Stock, plus (B) one. The unanimous affirmative vote of a Committee of the Board of Directors, where (1) the Committee was established, the authority delegated and the members of the Committee selected by a Supermajority vote of the Board of Directors, and (2) the Chief Executive Officer of the Corporation is a member of the Committee, shall be the equivalent, for all purposes, of the affirmative vote of a Supermajority of the Board of Directors in respect of all matters which have been so delegated to the Committee.//

     //SEVENTH: Parts 5B, 5C and 5D of this Restated Certificate of Incorporation may be altered, amended, changed, added to or repealed only by the affirmative vote of 66 2/3% of the votes of the Corporation's stockholders entitled to vote.//

     //EIGHTH:// +SEVENTH:+ The By-Laws of the Corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors of the Corporation without the assent or vote of the stockholders.

     //NINTH:// +EIGHTH:+ Each person who was or is made a party or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

     If a claim under this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant unpaid may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claim, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

     The rights conferred by this Article shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

     //TENTH: Subject to the provisions of Article SEVENTH hereof, the// +NINTH: The+ Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     //ELEVENTH:// +TENTH:+ Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed by the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

     //TWELFTH:// +ELEVENTH:+ To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates +and further amends+ the Corporation's Certificate of Incorporation, as heretofore amended and restated, having been duly adopted pursuant to the provisions of Section+s 242 and+ 245 of the General Corporation Law of the State of Delaware, has been duly executed this ____ day of +February+ //October,// 199+4+//3//.

                                         THE ARA GROUP, INC.

Attest:_____________________________      By:_____________________________
           Donald S. Morton                      Martin W. Spector
           Assistant Secretary                   Executive Vice President

==============================================
      Throughout Annex A:

// Text contained within slashes is deleted.
 + Text contained within plus symbols is new.

                            THE ARA GROUP, INC.
                                 PROXY CARD
                    SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Martin W. Spector and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of The ARA Group, Inc. (the "Company") to be held on February 8, 1994 and at any adjournment, as follows:

1. Election of Directors.
   ___ FOR all nominees listed below           ___ WITHHOLD AUTHORITY to vote
   (except as marked to the contrary below)    for all nominees listed below

R.J. Callander, A.K. Campbell, R.R. Davenport, D.J. Davidson, P.L. Defliese, L.F. Driscoll, Jr., M.S. Fromstein, E.G. Jordan, T.H. Kean, R.C. MacDonald,
J. Neubauer, J.E. Preston

(To withhold authority to vote FOR, write name(s) on line:
________________________________________________________)

2. To consider and act upon a proposal to amend and restate the Certificate of Incorporation of the Company to eliminate the requirement of a supermajority vote of directors for certain Board actions and to provide for certain other matters, as more fully described in the Company's Proxy Statement dated January 11, 1994.

                ___  FOR        ___  ABSTAIN       ___  AGAINST

3. In their discretion upon such other matters as may properly come before this meeting.

               ___  GRANT AUTHORITY       ___  WITHHOLD AUTHORITY
Any of the above-named proxy agents or their substitutes present and acting at the meeting shall have all the powers conferred hereby.

If no choice is specified and the card is properly signed and returned, the shares represented by the proxy card will be voted FOR the election of directors and the amendment and restatement of the Certificate of Incorporation, and authority will be deemed GRANTED as to such other matters that may properly come before the meeting.

Dated:___________________________  ____________________________________________
                                              Signature of Stockholder

IMPORTANT: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If you sign as agent or in another representative capacity, please state the capacity in which you sign.

     **********************************

                                               PLEASE MARK, SIGN, DATE AND
                                               RETURN THE PROXY  CARD PROMPTLY
                                               USING THE ENCLOSED ENVELOPE.

     **********************************

     PLEASE INDICATE ANY ADDRESS CORRECTIONS OR CHANGES ON THE LABEL ABOVE.